EXHIBIT 10.6

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made effective as of March 2, 2012 (the “Effective Date”), by and between INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation (the “Company”) and GLOBAL ENERGY SERVICES OPERATING, LLC, a Delaware limited liability company (“GES”). The Company and GES may hereinafter be referred to together as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, The Company and GES, among others, have entered that certain Asset Contribution and Share Subscription Agreement (as amended, the “Contribution Agreement”) dated as of November 23, 2011 providing for GES to contribute the GES Contributed Assets (all capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Contribution Agreement); and

WHEREAS, during the Transition Period (as defined herein), GES will require the use of a portion of the Real Estate, certain services provided by the Company while it establishes operations at a new location, and access to the Company’s information technology system (“IT System”) to extract information that is unrelated to the post-Closing operations of the Company; and

WHEREAS, during the Transition Period, the Company will require certain services provided by GES; and

WHEREAS, the Company is willing to provide GES (i) access to and use of a portion of the Real Estate and (ii) those certain services contemplated by this Agreement during the Transition Period; and

WHEREAS, GES is willing to provide the Company with those certain services contemplated by this Agreement during the Transition Period;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Term. The initial term of this Agreement shall commence on the Closing Date and shall continue for a period ending on the last day of the six (6) month period commencing on the Closing Date (the “Transition Period”), subject, however, to earlier termination in accordance with the provisions contained herein. Notwithstanding the foregoing, the Transition Period will automatically be extended for successive thirty (30) day periods thereafter, unless GES provides written notice of its intent to terminate this Agreement to the Company not less than fifteen (15) days prior to the expiration of the applicable period (a “Termination Notice”), in which case this Agreement shall terminate upon the expiration of such applicable period.

2. Use of the Real Estate. Contemporaneously with the execution of this Agreement, the Company and GES shall enter into the Lease Agreement. Subject to the terms of the Lease Agreement, the use and occupancy of the Real Estate by GES will not unreasonably interfere with or prevent the use and occupancy of the Real Estate by the Company for the purposes and in the manner that the Real Estate was previously used and occupied by GES in connection with the operation of the Business.

3. Shared Services. Subject to the terms and conditions set forth herein, the Company and GES shall share certain services during the Transition Period, as further listed on Exhibit A attached hereto (the “Shared Services”). From time to time, the Parties may mutually agree to include additional services to be shared upon mutually agreeable terms and conditions, and may amend Exhibit A accordingly.

4. Transition Services Provided by the Company. During the Transition Period, the Company shall provide GES with certain services as follows:

4.1 Company Transition Services. Subject to the terms and conditions set forth herein, the Company shall provide those certain Shared Services required to support the business of GES and its affiliate, Southwest Oilfield Products, Inc. (collectively, the “GES Post-Closing Business”), during the Transition Period in the ordinary course of business and consistent with past practices (collectively, the “Company Transition Services”) and shall use commercially reasonable efforts to provide such Company Transition Services to ensure uninterrupted continuity of the GES Post-Closing Business. Except as specifically set forth herein or as otherwise set forth in the Contribution Agreement, the Company shall have no responsibility or liability for the operation of the GES Post-Closing Business.

4.2 Performance. Subject to the terms and conditions set forth herein, the Company shall provide the Company Transition Services, to the extent practicable, in the same manner in which such services were provided by GES to the GES Post-Closing Business prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that business conditions may require adjustments to the manner in which the Company provides the Company Transition Services in order to achieve continuity of the GES Post-Closing Business during the Transition Period.

4.3 Company Transition Services Involving IT System. The Company acknowledges that certain proprietary information owned by GES that is unrelated to the post-Closing operations of the Company is stored on the Company’s IT System, which is being transferred to the Company in connection with the transactions contemplated by the Contribution Agreement, including, without limitation, the engineering database of GES, the website server of GES and QSI, Traverse and AutoCAD programs and files (collectively, “GES IT”). The Company shall provide Michael Stansberry (the “GES Representative”), and certain other representatives of GES designated by the GES Representative and approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), with sufficient access to the Company’s IT System, and provide assistance with the efforts of GES to (i) extract the GES IT, (ii) transfer the business records of GES from the Company’s IT System to the information technology system of GES and (iii) permit the GES Post-Closing Business to be conducted consistent with past practice in the ordinary course of business prior to the Closing Date. Nevertheless, each of GES and the Company agree that the Company’s IT System may contain sensitive or proprietary information, or may be subject to obligations of confidentiality with third Parties, in which case the Company agrees to provide access to the extent reasonably practicable without implicating or jeopardizing any of the foregoing concerns or issues. The Company reserves the right to have representatives physically present to monitor and supervise any access to the Company’s IT System. GES agrees to promptly, but in no event later than thirty (30) days after its receipt of a written invoice from the Company, reimburse Company for any out of pocket costs associated with the these efforts.

4.4 Warranty Claim Services. In addition to the Company Transition Services, the Company shall provide all services required to repair or otherwise address any and all warranty claims related to the GES Contributed Assets that arise from the Business prior to the Closing Date (“Warranty Claim Services”). The Company shall perform the Warranty Claim Services, to the extent practicable, in the same manner in which such services were provided by GES to the Business prior to the Closing Date. Notwithstanding any provision herein to the contrary, GES shall reimburse the Company for any and all costs and expenses incurred by the Company in connection with such Warranty Claim Services within thirty (30) days of its receipt of a written invoice from the Company for such costs and expenses, subject to Section 6.3.

4.5 Limitation of Liability. Except in the case of bad faith or willful misconduct on the part of the Company, the Company’s sole liability and GES’s sole remedy for any breach of the Company’s obligation to provide Company Transition Services, the Warranty Claim Services or any obligations of the Company with respect to GES IT, in each case in accordance with this Section 4, shall be for the Company to perform or re-perform such Company Transition Services at no cost to GES.

5. Transition Services Provided by GES. During the Transition Period, GES shall provide the Company with certain services as follows:

5.1 GES Transition Services. Subject to the terms and conditions set forth herein, GES shall provide to the Company those certain Shared Services required to support the Business during the Transition Period in the ordinary course of business and consistent with past practices (collectively, the “GES Transition Services”) and shall use commercially reasonable efforts to provide such GES Transition Services to ensure uninterrupted continuity of the Business. Except as specifically set forth herein or as otherwise set forth in the Contribution Agreement, GES shall have no responsibility or liability for the operation of the Business.

5.2 Performance. Subject to the terms and conditions set forth herein, GES shall provide the GES Transition Services, to the extent practicable, in the same manner in which such services were provided by GES to the Business prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that business conditions may require adjustments to the manner in which the GES provides the GES Transition Services in order to achieve continuity of the Business during the Transition Period.

5.3 Contract Management Services. To the extent that GES is unable to contribute or assign on the Closing Date any contracts or agreements that are among the GES Contributed Assets, GES shall use all reasonable efforts to maintain such contracts and agreements in the same manner as prior to the Closing Date and shall cooperate with the Company in its efforts to transfer such contracts and agreements to the Company (the “Contract Management Services”). Notwithstanding any provision herein to the contrary, the Company shall reimburse GES for any and all costs and expenses incurred by GES in connection with such Contract Management Services within thirty (30) days of its receipt of a written invoice from GES for such costs and expenses, subject to Section 6.3.

5.4 Limitation of Liability. Except in the case of bad faith or willful misconduct on the part of GES, GES’s sole liability and the Company’s sole remedy for any breach of GES’s obligation to provide GES Transition Services in accordance with this Section 5 shall be for GES to perform or re-perform such GES Transition Services at no cost to the Company.

6. Inventory Unrelated to the Rig Contract. During and after the Transition Period, certain items of inventory owned by GES (the “GES Inventory”), a list of which is attached hereto as Exhibit B, will be under the control and care of the Company. In the event the Company desires to utilize an item of the GES Inventory in the business of the Company, GES shall sell such item to the Company at cost. It is understood that within fifteen (15) days from the date hereof, the Company will provide GES with a list of items of GES Inventory that it intends to purchase (the “Purchased GES Inventory”), which purchase will be consummated as soon as reasonably practicable thereafter. Following such purchase of the Purchased GES Inventory by the Company, GES shall be free to sell any remaining items of GES Inventory not purchased by the Company (the “Remaining GES Inventory”) to any third party. The Company shall provide GES access, during normal business hours and without materially interfering with the Company’s conduct of its business, to the Remaining GES Inventory as reasonably requested by GES. The Company shall have no liability or responsibility with respect to maintaining the Remaining GES Inventory or any loss, damage or destruction suffered by the Remaining GES Inventory, and shall be entitled to segregate the Remaining GES Inventory from the Purchased GES Inventory and its other properties and assets. All Remaining GES Inventory shall be removed from the Company’s property, at GES’s sole cost and expense, no later than six (6) months from the date hereof, unless extended by written agreement of the parties. The terms of this Section 6 shall survive the expiration of the Transition Period.

7. Payment.

7.1 Company Transition Services. On a monthly basis, the Company shall calculate the costs and expenses related to each Shared Service performed by the Company and shall provide GES with a monthly written invoice outlining (i) the costs and expenses related to such Shared Services during such month, including the persons performing such Shared Services and (ii) GES’s percentage share of such costs and expenses. GES shall pay to the Company the percentage share for the applicable service as set forth in the column titled “Percentage GES Share” on Exhibit A attached hereto; provided, however, to the extent Exhibit A designates that the costs and expenses related to a Shared Service are calculated “Hourly By Job”, GES shall pay to the Company all of the costs and expenses incurred for each specific job performed by the Company. Any payments made by GES pursuant to this Section 6.1 shall be made within no more than fifteen (15) days after the date of receipt by GES of the Company’s invoice.

7.2 GES Transition Services. On a monthly basis, GES shall calculate the costs and expenses related to each Shared Service performed by GES and shall provide the Company with a monthly written invoice outlining (i) the costs and expenses related to such Shared Services during such month, including the persons performing such Shared Services and (ii) the Company’s percentage share of such costs and expenses. The Company shall pay to GES the percentage share for the applicable service as set forth in the column titled “Percentage ICD

Share” on Exhibit A attached hereto; provided, however, to the extent Exhibit A designates that the costs and expenses related to a Shared Service are calculated “Hourly By Job”, the Company shall pay to GES all of the costs and expenses incurred for each specific job performed by GES. Any payments made by the Company pursuant to this Section 6.2 shall be made within no more than fifteen (15) days after the date of receipt by the Company of GES’s invoice.

7.3 Right to Audit. Each Party shall have the right, at its sole expense, and no more than once during the Transition Period, to audit the books and records of the other Party at any time during normal business hours; provided that the Party requesting such audit shall provide at least five (5) days prior written notice of the date of such intended audit to the other Party. During such respective audit, the audited Party shall grant the requesting Party access to its books and records and cooperate with the reasonable requests of the requesting Party related to such audit.

8. Indemnity.

8.1 Indemnification by GES. Without limiting any other provision of this Agreement or any other rights and remedies available to the Company at law or in equity pursuant to any other agreement, GES covenants and agrees to indemnify and hold harmless the Company, and each of its agents, members, managers, officers, directors, representatives and employees from any and all claims, demands, complaints, liabilities, losses, damages, and all reasonable costs and expenses (including attorney’s fees) arising from or relating to (a) the actions of the Company (to the extent such costs and expenses are incurred in accordance with the terms hereof) in connection with the provision of the Company Transition Services, the Warranty Claim Services (b) any obligations of the Company with respect to GES IT or the GES Inventory or (c) the use of the Real Estate by GES, except, in each case, relating to any bad faith or willful misconduct by the Company.

8.2 Indemnification by the Company. Without limiting any other provision of this Agreement or any other rights and remedies available to GES at law or in equity pursuant to any other agreement, the Company covenants and agrees to indemnify and hold harmless GES, and each of its agents, members, managers, officers, representatives and employees from any and all claims, demands, complaints, liabilities, losses, damages, and all reasonable costs and expenses, the Warranty Claim Services or any obligations of the Company with respect to GES IT arising from or relating to the actions of GES (to the extent such costs and expenses are incurred in accordance with the terms hereof) in connection with the provision of the GES Transition Services, except relating to any bad faith or willful misconduct by GES.

8.3 No Special Damages. In no event shall either Party be liable to the other Party for lost profits or for any indirect, special, incidental or consequential damages, except in the case of bad faith or willful misconduct.

8.4 Insurance. Each Party and its subcontractors, if any, at their own expense, shall maintain their own insurance coverage throughout the Transition Period with respect to such risks as shall be agreed upon by the Parties. All insurance and coverage required by this Section 6.4 shall be maintained in amounts, and with amounts and percentages of retained risk, which are consistent with those carried by those engaged in similar business activities of a similar size with similar exposures. Upon request, each Party shall deliver Certificates of Insurance in a form reasonably satisfactory to the other Party evidencing the existence of insurance required above.

9. Termination.

9.1 Default by the Company. If the Company fails to comply with any term, provision or covenant of this Agreement, and such failure continues for ten (10) days after receipt of written notice of such failure from GES, GES may terminate this Agreement by providing written notice thereof to the Company. However, if the Company’s failure to comply cannot reasonably be cured within ten (10) days, the Company shall be allowed additional time (not to exceed an additional thirty (30) days) as is reasonably necessary to cure the failure so long as: (a) the Company commences to cure the failure within the ten (10) day period following GES’s initial written notice, and (b) the Company diligently pursues a course of action that will cure the failure and bring the Company back into compliance with this Agreement.

9.2 Default by GES. If GES fails to comply with any term, provision or covenant of this Agreement, and such failure continues for ten (10) days after receipt of written notice of such failure from the Company, the Company may terminate this Agreement by providing written notice thereof to GES. However, if GES’s failure to comply cannot reasonably be cured within ten (10) days, GES shall be allowed additional time (not to exceed an additional thirty (30) days) as is reasonably necessary to cure the failure so long as: (a) GES commences to cure the failure within the ten (10) day period following the Company’s initial written notice, and (b) GES diligently pursues a course of action that will cure the failure and bring GES back into compliance with this Agreement.

9.3 Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

9.4 Expiration. Unless previously terminated pursuant to Sections 8.1, 8.2 or 8.3, this Agreement shall terminate upon the expiration of the Transition Period, as extended pursuant to Section 1.

10. Cooperation and Further Assurance. Each of GES and the Company shall, upon request by the other Party, cooperate with the other Party by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the Parties to consummate or otherwise implement the transactions contemplated by this Agreement. In addition, each Party acknowledges and agrees that the purpose of this Agreement is to ensure an orderly and efficient transition of their respective businesses, and that each Party agrees to use its reasonable efforts to provide the other with any other transition assistance reasonably requested but not specifically addressed herein, at the requesting Party’s sole cost an expense.

11. Effect of Secondment Agreement. The Parties agree that the Transferred Employees that have accepted an offer of employment from the Company will not become employees of the Company until April 1, 2012, and during the period between the Closing and such date of employment, the Parties may, pursuant to the terms of the Contribution Agreement, enter into a reasonable and customary secondment arrangement or agreement with terms acceptable to both Parties, providing that GES will make the Transferred Employees that have accepted an offer of employment from the Company available to the Company at the Company’s sole cost and expense (the “Secondment Agreement”). The Secondment Agreement, if entered into between the Parties, shall in no way affect the terms or provisions of this Agreement, and the terms and provisions of this Agreement shall in no way affect the terms and provisions of any Secondment Agreement.

12. Notices. Any notice to be given pursuant to this Agreement shall be deemed effective if given personally, or by telephone, telegram, telecopy, facsimile or other electronic transmission, or by letter to a designated officer of GES and the Company, as the case may be. Notice in person, or by telephone, telegram, telecopy, facsimile or other electronic transmission shall be deemed effective when given. Notice by mail shall be deemed effective seventy-two (72) hours after deposit in the United States mails, and properly addressed with postage prepaid.

If, to the Company:	with copies to:

Independence Contract Drilling, Inc. 11616 N. Galayda Street Houston, Texas 77086 Attn: Chief Executive Officer Telephone: (281) 820-7895 Facsimile: (281) 605-5034	Fulbright & Jaworski, L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: David S. Peterman Telephone: (713) 651-3635 Facsimile: (713) 615-5246

if to GES:	with copies to:

Global Energy Services Operating, LLC 11616 N. Galayda Street Houston, Texas 77086 Attn: Chief Executive Officer Telephone: (281) 447-9000 Facsimile: (832) 645-7421	BoyarMiller 4265 San Felipe, Suite 1200 Houston, Texas 77027 Attention: J. William Boyar Telephone: (832) 615-4218 Facsimile: (713) 552-1758

or other such addresses as may be furnished by the Parties from time to time in writing.

13. Compliance with Applicable Laws. Both Parties shall comply with all applicable laws and restrictions imposed thereunder in the conduct of their obligations under this Agreement.

14. Governing Law; Venue. The interpretation, construction and performance of this Agreement, the other documents delivered pursuant hereto and the legal relations among the Parties shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to contracts made and to be wholly performed in such state. All disputes, controversies or differences that may arise out of, in relation to, or in connection with this

Agreement or the breach thereof shall be brought in the state or federal courts sitting in Harris County, Texas, to which the Parties irrevocably submit. It is agreed that venue shall lie exclusively in the courts of Harris County, Texas with respect to the foregoing matters.

15. Miscellaneous.

15.1 Assignment. Neither this Agreement nor the rights or obligations of GES or the Company hereunder are assignable in whole or in part by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

15.2 Independent Contractor Relationship. Each Party’s relationship with the other Party under this Agreement shall be that of an independent contractor.

15.3 Entire Agreement. Together with the Contribution Agreement (including the other agreements contemplated thereby) and the Lease, this Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

15.4 Amendments. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

15.5 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any counterpart executed by a Party and delivered by electronic transmission, including by portable document format, shall be valid as an original counterpart of this Agreement.

15.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable provision shall be modified to the extent necessary to allow for enforceability and to give effect to the original intent of the Parties to the extent possible.

15.8 No Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights or any obligations in any person or entity not a Party to this Agreement (other than any Party’s permitted successor or assignee). No Party may assert any claim against any officer, director, shareholder, partner, manager, employee, representative, agent or member of any Party (unless such officer, director, shareholder, partner, manager, employee, representative, agent or member is also a party hereto) under this Agreement with respect to any obligation arising out of this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties hereto have executed this agreement as of the day and year first above written.

THE COMPANY:

INDEPENDENCE CONTRACT
DRILLING, INC., a Delaware corporation

By:	/s/ Byron Dunn
Byron Dunn,
Chief Executive Officer

GES:

GLOBAL ENERGY SERVICES
OPERATING, LLC, a Delaware limited liability company

By:	/s/ Michael Stansberry
Michael Stansberry,
Chief Executive Officer

Exhibit A

Shared Services and Percentage Share

Exhibit B

GES Inventory